                      FEDERAL DEPOSIT INSURANCE CORPORATION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                (Rule 13d - 102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13d-2(b)

                              (Amendment No. N/A)*

                       Community Capital Bancshares, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  203634 10 0
                                 --------------
                                 (CUSIP Number)

                                January 11, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  203634 10 0                                              Page 2 of 4
           ------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Robert E. Lee

               Social Security Number:  ###-##-####

--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  [ ]
           N/A                                                   (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
         NUMBER OF             5 SOLE VOTING POWER
          SHARES                          63,500
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
                               -------------------------------------------------
                               6 SHARED VOTING POWER
                                          0
                               -------------------------------------------------
                               7 SOLE DISPOSITIVE POWER
                                          63,500
                               -------------------------------------------------
                               8 SHARED DISPOSITIVE POWER
                                          0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               63,500

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

               N/A
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               6.0%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

CUSIP NO.  203634 10 0                                              Page 3 of 4
           ------------


ITEM 1(A).        NAME OF ISSUER:

         Community Capital Bancshares, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         2815 Meredyth Drive
         Albany, Georgia 31707

ITEM 2(A).        NAME OF PERSON FILING:

         Robert E. Lee

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         5101 Old Dawson Road
         Albany, Georgia 31707

ITEM 2(C).        CITIZENSHIP:

         United States of America

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

         Common Stock

ITEM 2(E).        CUSIP NUMBER:

         203634 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS:

         Not applicable

ITEM 4.  OWNERSHIP AS OF JANUARY 11, 2000:

         (a)      Amount beneficially owned: 63,500

         (b)      Percent of class:  6.0%

         (c)      Number of shares as to which such person has

                  (i)      sole power to vote or direct the vote:  63,500

                  (ii)     shared power to vote or direct the vote:     0

                  (iii)    sole power to dispose or to direct the
                           disposition of:                               63,500

                  (iv)     shared power to dispose or direct the
                           disposition of:                                  0


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not applicable

CUSIP NO.  203634 10 0                                               Page 4 of 4
           -----------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF THE MEMBERS OF THE GROUP:

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not applicable

ITEM 10. CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            Date:       January 25, 2000
                                                        -----------------------


                                            Signature:  /s/ Robert E. Lee
                                                        -----------------------

                                            Name:       Robert E. Lee
                                                        -----------------------